Exhibit A

PROMISSORY NOTE

$243,000.00                                                              Frisco, Texas                                                     March 30,2007

FOR VALUE RECEIVED, OXYSURE SYSTEMS, INC., a Delaware corporation (hereinafter called "Maker"), promises to pay to the order of FRISCO ECONOMIC DEVELOPMENT CORPORATION, a Texas corporation (hereinafter sometimes called "Holder"), at 6801 Gaylord Parkway, Ste. 200, Frisco, TX 75034, or at such place as the Holder may from time to time designate in writing, the sum of TWO HUNDRED FORTY-THREE THOUSAND AND NO/lOO DOLLARS ($243,000.00) (the "Loan"), in legal and lawful money of the United States of America.

The Loan is subject to the terms and conditions of that one certain Performance Agreement between Holder and Maker dated March 30, 2007 (the "Agreement").

Interest Rate: The unpaid principal of this Note shall accrue interest from the date of advancement until maturity at the rate of 0.00% per annum. At maturity, or in the event of default, interest shall accrue at the default interest rate (hereinafter defined).

Terms of Payment: Principal and interest shall be due and payable as follows:

1.	Thirty Thousand Dollars and No/100s ($30,000.00) on or before the expiration date to complete the Performance Requirements for Incentive No. 1 as set forth in the Performance Agreement;

2.	Forty Thousand Dollars andNo/lOOs ($40,000.00) on orbefore the expiration date to complete the Performance Requirements for Incentive No. 2 as set forth in the Performance Agreement;

3.	Fifty Thousand Dollars and No/lOOs ($50,000.00) on or before the expiration date to complete the Performance Requirements for Incentive No. 3 as set forth in the Performance Agreement;

4.	Sixty Thousand Dollars and No/100s ($60,000.00) on or before the expiration date to complete the Performance Requirements for Incentive No. 4 as set forth in the Performance Agreement; and

5.	Sixty-three Thousand Dollars and No/lOOs ($63,000.00) on orbefore the expiration date to complete the Performance Requirements for Incentive No. 5 as set forth in the Performance Agreement.

Default Interest Rate: Any principal and/or interest amount not paid when due shall bear interest at the rate of eighteen percent (18%) per annum. In no event shall the interest rate and related charges either before or after maturity be greater than permitted by law.

"Default" is defined herein as:

(1)
Default in the payment of any installment of principal or interest due hereunder, unless such payment of any installment has been forgiven pursuant to the terms and conditions set forth in that certain Performance Agreement executed by and between Maker and Holder;

(2)	Default in the performance of any of the covenants or provisions of the Agreement;
(3)	The liquidation, termination, or dissolution of any of the undersigned;
(4)	The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any property of, or the issuance of a writ of garnishment against Holder requesting a garnishment of all indebtedness which Holder owes to any party liable for the payment of this Note, whether as Maker, endorser, guarantor, surety or otherwise;

The undersigned and all other parties now or hereafter liable for the payment hereof, whether as endorser, guarantor, surety, or otherwise, severally waive all notices of any kind whatsoever, including, but not limited to, demand, presentment, notice of dishonor, diligence in collecting, grace, notice, protest, notice of intent to accelerate the maturity, notice of acceleration, and consent to all renewals and extensions which from time to time may be granted by the Holder hereof and to all partial payments hereon, whether before or after maturity.

If this Note is not paid when due, or if it is collected through a bankruptcy, probate, or other court, the undersigned agree to pay reasonable attorneys' fees, together with all actual expenses of collection and litigation and costs of court incurred by the Holder hereof.

This Note has been executed and delivered in, and shall be construed in accordance with, and governed by, the laws of the State of Texas. Venue for any action on this Note shall be in Collin County, Texas.

All agreements between the undersigned and the Holder hereof whether now existing or hereafter arising and whether written or oral are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid, or agreed to be paid, to the Holder hereof for the use, forbearance, or detention of the money to be loaned hereunder or otherwise or for the payment or performance of any covenant or obligations contained herein or in any other document evidencing, or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever, fulfillment of any provision hereof or other document at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder hereof should ever receive an amount deemed to be interest by applicable law which shall exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing hereunder or to the reduction of any other principal indebtedness of the undersigned to the Holder hereof, and not to the payment of interest or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, the excess shall be refunded to the undersigned. All sums paid or agreed to be paid by the undersigned for the use, forbearance, or detention of the indebtedness of the undersigned to the Holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the full stated term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the undersigned and the Holder hereof.

Date to be effective on April 3, 2007

OXYSURE SYSTEMS, INC., a Delaware corporation
By:
Printed Name: Julian T. Ross Its: CEO